Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
December 7, 2009
CONTINENTAL AIRLINES PUBLIC OFFERING
OF CONVERTIBLE SENIOR NOTES
     HOUSTON, Dec. 7, 2009 — Continental Airlines (NYSE: CAL) today announced that it intends to make a public offering of $200 million in aggregate principal amount of its convertible senior notes due 2015. Continental intends to grant the underwriters of the notes a thirty-day option to purchase up to an additional $30 million aggregate principal amount of the notes solely to cover over-allotments. Continental expects to use the proceeds of this offering for general corporate purposes. Prior financial guidance regarding year-end unrestricted cash, cash equivalents and short-term investment balances released by Continental on Dec. 1, 2009, did not include any proceeds of this offering. Such guidance is accurate only as of the date it was originally given and is not being updated at this time.
     Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Citi and UBS Securities LLC are acting as joint book-running managers for the offering.
     Continental has filed a registration statement, as well as a prospectus supplement and the accompanying prospectus, with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Continental has filed with the SEC for more complete information about Continental and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Continental, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:
Morgan Stanley & Co. Incorporated
Attn: Prospectus Dept.
180 Varick Street, 2nd floor
New York, NY 10014
Telephone: (866) 718-1649
Email: prospectus@morganstanley.com
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PUBLIC OFFERING OF CONVERTIBLE SENIOR NOTES/Page 2

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037
Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Attn: Prospectus Dept.
Telephone: (866) 471-2526
     The notes will be issued pursuant to a shelf registration statement that was previously filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes. An offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Continental’s filing with the SEC for certain other factors that may affect forward-looking information.
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